Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated August 14, 2008 on the financial statements of Capital Growth Systems, Inc. and Subsidiaries as of and for the year ended December 31, 2007, which appears in this Form 10-K Filing.

/s/ Plante & Moran, PLLC

Elgin, IL

August 13, 2009